Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 of our report dated August 13, 2020, relating to the consolidated financial statements of Hexindai Inc. and Subsidiaries as of and for the year ended March 31, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding to modified retrospective adoption of ASC 842), appearing in this Annual Report on Form 20-F of Hexindai Inc. for the year ended March 31, 2020.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 13, 2020